DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Net Income of $0.34 Per Diluted Share.  Credit Quality Remains Solid.

Brooklyn, NY – July 25, 2013 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended June 30, 2013. Consolidated net income for the quarter ended June 30, 2013 was $12.0 million, or $0.34 per diluted share, compared to $10.6 million, or $0.30 per diluted share, for the quarter ended March 31, 2013, and $11.5 million, or $0.34 per diluted share, for the quarter ended June 30, 2012.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "Second quarter earnings benefitted from both higher prepayment fees and lower credit costs.  Core net interest margin, which excludes prepayment fees, declined only slightly, to 3.06%, and we just completed one of the highest quarterly periods of loan originations in our history, closing $325.6 million of loans during the June 2013 quarter.  The loan pipeline at June 30, 2013 remained strong at $222.1 million.  The annualized growth rate in the real estate loan portfolio was approximately 6% during the first six months of 2013, putting the Company on track to meet its 2013 goal."
"More importantly," continued Mr. Palagiano, "the yield curve is steepening, and interest rate offerings in the multifamily sector have now turned up from their historic lows in this cycle.  Although margin may continue to soften in the short term, the new higher rates on loans should be beneficial to spread lenders like Dime thereafter."
Loan amortization and satisfactions, including refinances of existing loans, increased from a 23% annualized rate during the March 2013 quarter to 33.2% during the June 2013 quarter.  Prepayment fee income, which is generally proportional to amortization levels, also grew from $2.3 million (or $0.04 per diluted share after-tax) during the March 2013 quarter to $4.6 million (or $0.08 per diluted share after tax) during the June 2013 quarter.
Mr. Palagiano concluded, "At the end of the previous quarter, the Bank had a surplus liquidity position which was causing a slight drag on net interest margin.  In the most recent quarter, cash was reduced by approximately $80 million and redeployed into mortgages, which helped optimize the quarterly core net interest margin.  As stated at the outset of the calendar year, we anticipate that balance sheet growth, now combined with a steeper yield curve, will partially offset the earnings contraction that might be expected from a declining net interest margin."
OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2013
Net Interest Margin
Net interest margin ("NIM") was 3.55% during the quarter ended June 30, 2013 compared to 3.44% during the March 2013 quarter.  For forecasting purposes, the "core" NIM, excluding the effect of loan prepayment fees, decreased from 3.19% during the March 2013 quarter to 3.06% during the June 2013 quarter, reflecting a reduction of 15 basis points in the average yield on interest earning assets (primarily caused by a reduction of 21 basis points in the average yield on real estate loans exclusive of the effects of prepayment fee income), that was partially offset by a reduction of 4 basis points in the average cost of interest bearing liabilities.
A 3 basis point decline in the average cost of deposits helped to reduce the average cost of all interest bearing liabilities, as bank deposit rates (mainly short term) remained low in the Bank's market area.
As previously mentioned, NIM benefitted from the re-deployment of $80.4 million of cash into loans, at a positive spread of approximately 300 basis points.  The 21 basis point decline in the average yield on real estate loans (excluding the effects of prepayment fee income) on a linked quarter basis resulted from the cumulative effect of increased portfolio refinance and amortization activities experienced during the period July 2012 through June 2013, as U.S. Treasury yields hovered at historically low levels, and loans repriced at lower rates.  During the June 2013 quarter, these yields began to rise from their cyclical lows.  Rates offered on prime (low loan-to-value) 5-year repricing multifamily loans are now in the range of 3.50% to 3.75%.
Net Interest Income
Net interest income was $33.8 million in the quarter ended June 30, 2013, up $1.4 million from the March 2013 quarter and down $746,000 from the $34.5 million reported in the June 2012 quarter.  Prepayment fee income on loans totaled $4.6 million during the June 2013 quarter, compared to $2.3 million recognized in the March 2013 quarter and $3.5 million during the June 2012 quarter.  Absent the impact of loan prepayment fee income, net interest income was $29.1 million during the June 30, 2013 quarter, down $894,000 from the March 31, 2013 quarter and $2.0 million from the June 30, 2012 quarter.  The decline in net interest income (excluding loan prepayment fee income) from the March 2013 quarter resulted primarily from a decline of 15 basis points in the average yield earned on the Company's interest earning assets, reflecting the ongoing loan refinancing activity.
Provision/Allowance For Loan Losses
The Company recognized net charge-offs of $57,000 and provisioned $28,000 for loan losses during the June 2013 quarter.  This led to a net reduction of $28,000 in the allowance for loan losses from March 31, 2013 to June 30, 2013.  The quarterly loan loss provision dropped from $157,000 in the March 2013 quarter to $28,000 in the June 2013 quarter.
At June 30, 2013, the allowance for loan losses as a percentage of total loans stood at 0.57%, down slightly from 0.58% at the close of the prior quarter, primarily attributable to growth in the loan portfolio and the small reduction in the allowance for loan losses during the June 2013 quarter.  The reduction in both the period end allowance and the quarterly provision for loan losses reflected the improvement in the overall credit quality of the loan portfolio from December 31, 2012 to June 30, 2013.
Non-Interest Income
Non-interest income was $1.7 million for the quarter ended June 30, 2013, a reduction of $176,000 from the previous quarter.  Net gains on the sale of securities and other assets fell $110,000 from the March 2013 quarter, resulting from a gain related to mutual fund investments during the March 2013 quarter.  Mortgage banking income decreased $49,000 from the March 2013 quarter to the June 2013 quarter, due primarily to a reduction of $46,000 in loan servicing fee income, reflecting an ongoing reduction in the portfolio of serviced loans.
Non-Interest Expense
Non-interest expense was $15.3 million in the quarter ended June 30, 2013, down $1.0 million from the prior quarter, and generally in line with the forecasted level of $15.5 million.  Absent unforeseen items or events, non-interest expense is anticipated to approximate the $15.5 million average quarterly level forecasted for the year ending December 31, 2013.
Non-interest expense was 1.53% of average assets during the most recent quarter.  The efficiency ratio approximated 43.2% during the same period.
Income Tax Expense
The effective tax rate approximated 40.1% during the most recent quarter, generally in line with the 40.0% forecasted level.

BALANCE SHEET
Total assets were $3.95 billion at June 30, 2013, down $31.1 million from March 31, 2013.  Cash balances decreased by $80.4 million, partially offset by an increase of $59.9 million in real estate loans.
Retail deposits remained relatively flat during the most recent quarter, and the Company elected to not replace $10.0 million of Federal Home Loan Bank of New York ("FHLBNY") advances that matured during the June 2013 quarter, instead utilizing the additional liquidity generated during the March 2013 quarter to meet funding obligations.  While this led to a slight decline in total assets during the most recent quarter, assets have grown by approximately 2.5% on an annualized basis during the first six months of 2013, and remain forecasted to grow approximately 5% during the year ending December 31, 2013.
Real Estate Loans
Real estate loan originations were $325.6 million during the June 2013 quarter, at a weighted average interest rate of 3.30%.  Of this amount, $136.7 million represented loan refinances from the existing portfolio.  Loan amortization and satisfactions, including the $136.7 million of refinances of existing loans, totaled $296.4 million during the quarter, or 33.2% of the average portfolio balance on an annualized basis.  The average rate on amortized and satisfied loan balances during the most recent quarter was 5.35%.  Total loan commitments stood at $222.1 million at June 30, 2013, with a weighted average rate of 3.28%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended June 30, 2013 was 4.44%, compared to 4.65% during the March 2013 quarter and 5.16% during the June 2012 quarter.
Credit Summary
Non-performing loans (excluding loans held for sale) were $9.5 million, or 0.26% of total loans, at June 30, 2013, up from $8.2 million, or 0.23% of total loans, at March 31, 2013.  Loans delinquent between 30 and 89 days and accruing interest fell to $159,000, or approximately 0.004% of total loans, at June 30, 2013, compared to $2.0 million, or 0.06% of total loans, at March 31, 2013.
At June 30, 2013, non-performing assets represented 2.9% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 12).  This number compares very favorably to both industry and regional averages.
Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $700,000 at June 30, 2013, relatively unchanged from March 31, 2013. The remaining pool of loans serviced for Fannie Mae totaled $229.2 million as of June 30, 2013, down from $244.2 million as of March 31, 2013.  Due to both ongoing amortization and stabilization of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $102,000, which was recognized during the quarter ended June 30, 2013.
Deposits and Borrowed Funds
Retail deposits increased $6.3 million from March 31, 2013 to June 30, 2013, due primarily to net inflows of $14.9 million in money market deposits.  The Bank did not implement any significant promotional deposit activities during the June 2013 quarter, and enacted slight reductions in rates that resulted in a reduction of 3 basis points in the average cost of deposits during the June 2013 quarter.  At June 30, 2013, average deposit balances approximated $100.3 million per branch. The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.
As previously discussed, as a result of successful deposit gathering efforts, the Company did not elect to replace $10.0 million of FHLBNY borrowings that matured during the quarter ended June 30, 2013. The Company intends to use FHLBNY advances to supplement deposit funding when deemed appropriate.
Capital
The Company's consolidated tangible common equity ratio (Tier 1 core leverage) grew during the most recent quarter as a result of increased retained earnings.  Consolidated tangible capital was 9.31% of tangible assets at June 30, 2013, an increase of 29 basis points from March 31, 2013.  The Company also had approximately $70.7 million of trust preferred debt securities outstanding at June 30, 2013, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 11.1%.
The Bank's tangible capital ratio was 10.27% at June 30, 2013, up from 9.97% at March 31, 2013.  The Bank's Total Risk-Based Capital Ratio was 13.95% at June 30, 2013, compared to 13.76% at March 31, 2013.
Reported EPS exceeded the quarterly cash dividend rate per share by 143%, equating to a 41% payout ratio.  Additions to capital from earnings and stock option exercises during the most recent quarterly period caused tangible book value per share to increase $0.19 sequentially during the most recent quarter, to $10.06 at June 30, 2013.

OUTLOOK FOR THE QUARTER ENDING SEPTEMBER 30, 2013
At June 30, 2013, Dime had outstanding loan commitments totaling $222.1 million (of which $77 million related to loan refinances from the existing portfolio), all of which are likely to close during the quarter ending September 30, 2013, at an average expected interest rate approximating 3.3%.
As discussed earlier in the release, the Company has transitioned into a period of measured loan portfolio and balance sheet growth, in part to utilize capital efficiently and in part to mitigate the effects of a contracting margin.  For the year ending December 31, 2013, balance sheet growth is targeted to approximate 5.0%, subject to change to reflect market conditions.  Loan prepayments and amortization remained elevated during the most recent quarter, however, are currently anticipated to fall below their recent levels for the remainder of 2013, and are expected to approximate 20% - 25% on an annualized basis during the September 2013 quarter.
On the liability side, deposit funding costs are expected to remain near current historically low levels through the third quarter of 2013.  The Bank has $138.4 million of certificates of deposit ("CDs") maturing at an average cost of 1.14% during the quarter ending September 30, 2013.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has $25.0 million of borrowings due to mature during the quarter ending September 30, 2013 at an average cost of 2.80%.  FHLBNY advance rates for 3-year and 4-year borrowings were 1.00% and 1.50% respectively, as of July 17, 2013.  In the coming quarter, management expects to utilize advances rather than deposits to fund growth as a long-term interest rate hedge against future higher rates.
Loan loss provisioning will likely continue to be a function of loan portfolio growth, incurred losses and the overall credit quality of the loan portfolio.
Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the September 2013 quarter.
The Company projects that the consolidated effective tax rate will approximate 40.0% in the September 2013 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $3.95 billion in consolidated assets as of June 30, 2013, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30,	March 31,	December 31,
	2013	2013	2012
ASSETS:
Cash and due from banks	$ 61,291	$ 141,656	$ 79,076
Investment securities held to maturity	5,617	5,746	5,927
Investment securities available for sale	18,309	18,330	32,950
Trading securities	5,127	4,978	4,874
Mortgage-backed securities available for sale	38,193	43,383	49,021
Real Estate Loans:
One-to-four family and cooperative apartment	81,110	86,012	91,876
Multifamily and loans underlying cooperatives (1)	2,780,897	2,706,854	2,670,973
Commercial real estate (1)	737,593	747,035	735,224
Construction and land acquisition	338	416	476
Unearned discounts and net deferred loan fees	4,309	4,070	4,836
Total real estate loans	3,604,247	3,544,387	3,503,385
Other loans	2,517	1,967	2,423
Allowance for loan losses	(20,502)	(20,530)	(20,550)
Total loans, net	3,586,262	3,525,824	3,485,258
Loans held for sale	232	469	560
Premises and fixed assets, net	29,894	30,065	30,518
Federal Home Loan Bank of New York capital stock	40,288	40,736	45,011
Goodwill	55,638	55,638	55,638
Other assets	110,392	115,500	116,566
TOTAL ASSETS	$ 3,951,243	$ 3,982,325	$ 3,905,399
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 170,432	$ 172,254	$ 159,144
Interest Bearing Checking	90,496	92,981	95,159
Savings	379,367	379,341	371,792
Money Market	1,092,281	1,077,409	961,359
Sub-total	1,732,576	1,721,985	1,587,454
Certificates of deposit	875,083	879,330	891,975
Total Due to Depositors	2,607,659	2,601,315	2,479,429
Escrow and other deposits	86,028	119,452	82,753
Federal Home Loan Bank of New York advances	737,500	747,500	842,500
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	40,471	42,878	38,463
TOTAL LIABILITIES	3,542,338	3,581,825	3,513,825
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,198,771 shares, 52,178,819 shares and 52,021,149 shares issued at June 30, 2013, March 31, 2013 and December 31, 2012,
respectively, and 36,054,813 shares, 35,871,939 shares, and 35,714,269 shares outstanding
at June 30, 2013, March 31, 2013 and December 31, 2012, respectively)	522	522	520
Additional paid-in capital	242,605	241,464	239,041
Retained earnings	391,989	384,855	379,166
Unallocated common stock of Employee Stock Ownership Plan	(2,892)	(2,950)	(3,007)
Unearned Restricted Stock Award common stock	(4,192)	(2,596)	(3,122)
Common stock held by the Benefit Maintenance Plan	(9,013)	(8,800)	(8,800)
Treasury stock (16,143,958 shares, 16,306,880 shares and 16,306,880 shares
at June 30, 2013, March 31, 2013 and December 31, 2012, respectively)	(200,550)	(202,574)	(202,584)
Accumulated other comprehensive loss, net of deferred taxes	(9,564)	(9,421)	(9,640)
TOTAL STOCKHOLDERS' EQUITY	408,905	400,500	391,574
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,951,243	$ 3,982,325	$ 3,905,399

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying a significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Interest income:
Loans secured by real estate	$ 44,692	$ 43,148	$47,259	$87,840	$97,772
Other loans	25	25	28	50	48
Mortgage-backed securities	354	459	832	813	1,779
Investment securities	103	129	505	232	820
Federal funds sold and
other short-term investments	462	544	639	1,006	1,313
Total interest income	45,636	44,305	49,263	89,941	101,732
Interest expense:
Deposits and escrow	5,132	5,201	5,422	10,332	11,148
Borrowed funds	6,752	6,790	9,343	13,542	22,692
Total interest expense	11,884	11,991	14,765	23,874	33,840
Net interest income	33,752	32,314	34,498	66,067	67,892
Provision for loan losses	28	157	2,275	185	3,732
Net interest income after
provision for loan losses	33,724	32,157	32,223	65,882	64,160

Non-interest income:
Service charges and other fees	827	712	802	1,539	1,596
Mortgage banking income, net	112	161	1,095	273	1,216
Other than temporary impairment ("OTTI")
charge on securities (1)	-	-	-	-	(181)
Gain on sale of securities
and other assets	-	110	44	110	44
Gain (loss) on trading securities	(17)	100	(36)	83	70
Other	799	815	1,083	1,614	2,033
Total non-interest income	1,721	1,898	2,988	3,619	4,778
Non-interest expense:
Compensation and benefits	9,298	9,951	9,477	19,249	19,416
Occupancy and equipment	2,506	2,532	2,434	5,038	4,905
Federal deposit insurance premiums	445	511	457	956	1,055
Other	3,098	3,315	3,308	6,413	6,708
Total non-interest expense	15,347	16,309	15,676	31,656	32,084

Income before taxes	20,098	17,746	19,535	37,844	36,854
Income tax expense	8,059	7,176	8,004	15,235	15,076

Net Income	$ 12,039	$ 10,570	$11,531	$22,609	$21,778

Earnings per Share ("EPS"):
Basic	$ 0.34	$ 0.30	$0.34	$0.65	$0.64
Diluted	$ 0.34	$ 0.30	$0.34	$0.65	$0.64

Average common shares outstanding
for Diluted EPS	35,048,063	34,879,239	34,229,202	34,964,249	34,180,096

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$ -	$ -	$ -	$ -	$ 181
Non-credit component not included in earnings	-	-	-	-	6
Total OTTI charges	$ -	$ -	$ -	$ -	$ 187

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Performance Ratios:
Reported EPS (Diluted)	$0.34	$0.30	$0.34	$0.65	$0.64
Return on Average Assets	1.20%	1.07%	1.17%	1.14%	1.09%
Return on Average Stockholders' Equity	11.93%	10.63%	12.39%	11.29%	11.81%
Return on Average Tangible Stockholders' Equity	13.53%	12.07%	14.17%	12.81%	13.51%
Net Interest Spread	3.34%	3.21%	3.37%	3.28%	3.29%
Net Interest Margin	3.55%	3.44%	3.63%	3.49%	3.55%
Non-interest Expense to Average Assets	1.53%	1.65%	1.59%	1.59%	1.60%
Efficiency Ratio	43.24%	47.97%	41.83%	45.55%	44.11%
Effective Tax Rate	40.10%	40.44%	40.97%	40.26%	40.91%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 11.34	$ 11.16	$ 10.65	$ 11.34	$ 10.65
Tangible Book Value Per Share	10.06	9.87	9.33	10.06	9.33

Average Balance Data:
Average Assets	$ 4,009,237	$ 3,945,321	$ 3,944,607	$ 3,977,279	$ 3,998,861
Average Interest Earning Assets	3,803,526	3,759,778	3,801,149	3,781,652	3,822,816
Average Stockholders' Equity	403,604	397,594	372,283	400,599	368,822
Average Tangible Stockholders' Equity	355,823	350,277	325,523	352,888	322,431
Average Loans	3,602,249	3,507,830	3,394,100	3,555,040	3,417,899
Average Deposits	2,615,213	2,571,771	2,377,079	2,593,492	2,367,640

Asset Quality Summary:
Net charge-offs	$ 57	$ 177	$ 1,562	$ 233	$ 3,825
Non-performing Loans (1)	9,507	8,172	13,318	9,507	13,318
Non-performing Loans/ Total Loans	0.26%	0.23%	0.40%	0.26%	0.40%
Nonperforming Assets (2)	$ 10,987	$ 9,651	$ 14,233	$ 10,987	$ 14,233
Nonperforming Assets/Total Assets	0.28%	0.24%	0.37%	0.28%	0.37%
Allowance for Loan Loss/Total Loans	0.57%	0.58%	0.60%	0.57%	0.60%
Allowance for Loan Loss/Non-performing Loans	215.65%	251.22%	152.00%	215.65%	152.00%
Loans Delinquent 30 to 89 Days at period end	$ 159	$ 1,985	$ 7,536	$ 159	$ 7,536

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.31%	9.02%	8.63%	9.31%	8.63%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	10.27%	9.97%	9.93%	9.93%	9.93%
Tier One Risk Based Capital Ratio	13.22%	13.02%	13.10%	13.22%	13.10%
Total Risk Based Capital Ratio	13.95%	13.76%	13.83%	13.95%	13.83%

(1) Amount excludes $270 of loans held for sale that were on non-accrual status at March 31, 2013.

(2) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		June 30, 2013			March 31, 2013			June 30, 2012
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,600,154	$44,692	4.97%	$3,505,646	$43,148	4.92%	$3,391,986	$47,259	5.57%
Other loans	2,095	25	4.77	2,184	25	4.58	2,114	28	5.30
Mortgage-backed securities	39,669	353	3.56	45,477	459	4.04	97,719	832	3.41
Investment securities	29,101	104	1.43	42,807	129	1.21	108,939	505	1.85
Other short-term investments	132,507	462	1.39	163,664	544	1.33	200,391	639	1.28
Total interest earning assets	3,803,526	$45,636	4.80%	3,759,778	$44,305	4.71%	3,801,149	$49,263	5.18%
Non-interest earning assets	205,711			185,543			143,458
Total assets	$4,009,237			$3,945,321			$3,944,607

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$92,502	$70	0.30%	$93,219	$70	0.30%	$96,453	$43	0.18%
Money Market accounts	1,082,789	1,406	0.52	1,059,236	1,490	0.57	797,802	1,046	0.53
Savings accounts	381,137	64	0.07	375,374	101	0.11	363,941	139	0.15
Certificates of deposit	883,881	3,592	1.63	881,883	3,540	1.63	967,503	4,194	1.74
Total interest bearing deposits	2,440,309	5,132	0.84	2,409,712	5,201	0.88	2,225,699	5,422	0.98
Borrowed Funds	813,565	6,752	3.33	837,402	6,790	3.29	1,058,271	9,343	3.55
Total interest-bearing liabilities	3,253,874	$11,884	1.46%	3,247,114	$11,991	1.50%	3,283,970	$14,765	1.81%
Non-interest bearing checking accounts	174,904			162,059			151,380
Other non-interest-bearing liabilities	176,855			138,554			136,974
Total liabilities	3,605,633			3,547,727			3,572,324
Stockholders' equity	403,604			397,594			372,283
Total liabilities and stockholders' equity	$4,009,237			$3,945,321			$3,944,607
Net interest income		$33,752			$32,314			$34,498
Net interest spread			3.34%			3.21%			3.37%
Net interest-earning assets	$549,652			$512,664			$517,179
Net interest margin			3.55%			3.44%			3.63%
Ratio of interest-earning assets
to interest-bearing liabilities		116.89%			115.79%			115.75%

Deposits (including non-interest bearing
checking accounts)	$2,615,213	$5,132	0.79%	$2,571,771	$5,201	0.82%	$2,377,079	$5,422	0.92%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$4,692			$2,360			$3,488
Borrowing prepayment costs		-			-			-
Real estate loans (excluding prepayment and late payment fees)			4.44%			4.65%			5.16%
Interest earning assets (excluding prepayment and late payment fees)			4.31%			4.46%			4.82%
Net Interest income (excluding loan prepayment and late
payment fees and borrowing prepayment costs)		$ 29,060			$ 29,954			$ 31,010
Net Interest margin (excluding loan prepayment and late
payment fees and borrowing prepayment costs)			3.06%			3.19%			3.26%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At June 30,	At March 31,	At June 30,
Non-Performing Loans	2013	2013	2012
One- to four-family and cooperative apartment	$ 1,164	$ 697	$ 1,161
Multifamily residential and mixed use residential real estate (1)	1,688	809	3,622
Mixed use commercial real estate (1)	1,150	1,159	720
Commercial real estate	5,500	5,500	7,813
Construction	-	-	-
Other	5	7	2
Total Non-Performing Loans (2)	$ 9,507	$ 8,172	$ 13,318
Other Non-Performing Assets (3)
Other real estate owned	585	585	-
Pooled bank trust preferred securities	895	894	915
Non-performing loans held for sale:
Mixed use commercial real estate	-	270	-
Multifamily residential and mixed use residential real estate	-	-	-
Total Non-Performing Assets	$ 10,987	$ 9,921	$ 14,233

Troubled Debt Restructurings ("TDRs") not included in non-performing loans (2)
One- to four-family and cooperative apartment	941	944	623
Multifamily residential and mixed use residential real estate (1)	1,524	1,538	2,434
Mixed use commercial real estate (1)	718	724	741
Commercial real estate	35,516	38,238	39,924
Total Performing TDRs	$ 38,699	$ 41,444	$ 43,722

(1) Includes loans underlying cooperatives. While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $5,893 at June 30, 2013, $5,895 at March 31, 2013 and $7,813 at June 30, 2012, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30,	At March 31,	At June 30,
	2013	2013	2012
Total Non-Performing Assets	$ 10,987	$ 9,921	$ 14,233
Loans 90 days or more past due on accrual status (4)	974	186	2,634
TOTAL PROBLEM ASSETS	$ 11,961	$ 10,107	$ 16,867

Tier One Capital - The Dime Savings Bank of Williamsburgh	$ 398,710	$ 390,129	$ 378,191
Allowance for loan losses	20,502	20,530	20,243
TANGIBLE CAPITAL PLUS RESERVES	$ 419,212	$ 410,659	$ 398,434

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	2.9%	2.5%	4.2%

(4) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279